EXHIBIT 99.4
                                                                   ------------


                       REPORT OF INDEPENDENT AUDITORS



KPMG LLP LOGO


INDEPENDENT AUDITORS' REPORT


To The Stockholders
  and The Board of Directors of JSB Financial, Inc.


We have audited the accompanying consolidated statements of financial condition of JSB Financial, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JSB Financial, Inc. and subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                        KPMG LLP

Melville, New York
January 28, 1999




                     JSB FINANCIAL, INC. AND SUBSIDIARY
               Consolidated Statements of Financial Condition
                         December 31, 1998 and 1997

             (In Thousands, Except Share and Per Share Amounts)


ASSETS                                                    1998        1997
------                                                ------------ -----------

Cash and due from banks                               $     13,849   $  12,924
Federal funds sold                                          99,000      62,000
                                                      ------------ -----------
      Cash and cash equivalents                            112,849      74,924

Securities available-for-sale, at estimated fair value      83,592      62,243
Securities held-to-maturity, net (estimated fair           208,457     352,967
   value of $208,906 and
   $353,996, respectively)
Other investments                                            8,922       7,645
Mortgage loans, net                                      1,146,915     970,737
Other loans, net                                            22,744      29,008
Premises and equipment, net                                 18,340      17,029
Interest due and accrued                                     8,773       9,278
Real estate held-for-sale and Other real estate                785       3,450
Other assets                                                10,272       7,750
                                                      ------------ -----------

      Total Assets                                    $  1,621,649  $1,535,031
                                                      ============ ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                $1,124,166  $1,121,203
Federal Home Loan Bank of New York ("FHLB-NY") advances     50,000           -
Advance payments for real estate taxes and insurance        13,993      10,322
Official bank checks outstanding                            11,604      10,405
Deferred tax liability, net                                 25,476      15,628
Accrued expenses and other liabilities                      13,934       9,959
                                                      ------------ -----------
      Total Liabilities                                  1,239,173   1,167,517
                                                      ============ ===========

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value, 15,000,000 shares
   authorized; none
   issued)                                                       -           -
Common stock ($.01 par value, 65,000,000 shares authorized;    160         160
   16,000,000 issued; 9,505,923 and 9,919,927 outstanding,
   respectively)
Additional paid-in capital                                 168,663     165,112
Retained income, substantially restricted                  337,474     311,436
Accumulated other comprehensive income:
Net unrealized gain on securities available-for-sale,
  net of tax                                                40,871      28,469
Common stock held by Benefit Restoration Plan Trust,        (4,477)     (4,199)
   at cost (193,723
   and 188,323 shares, respectively)
Common stock held in treasury, at cost (6,494,077 and
   6,080,073 shares, respectively)                        (160,215)   (133,464)
Total Stockholders' Equity                                 382,476     367,514
                                                      ------------ -----------
Total Liabilities and Stockholders' Equity            $  1,621,649 $ 1,535,031
                                                      ============ ===========

See accompanying Notes to Consolidated Financial Statements.




                     JSB FINANCIAL, INC. AND SUBSIDIARY
                   Consolidated Statements of Operations
                Years ended December 31, 1998, 1997 and 1996

                  (In Thousands, Except Per Share Amounts)

                                                               1998       1997      1996
                                                              -------   --------   -------
Interest Income:
   Mortgage loans, net                                        $87,149   $ 74,149   $69,113
   Debt & equity securities, net                               11,179     19,584    21,695
   Collateralized mortgage obligations("CMOs"), net             6,218      7,937    10,063
   Other loans, net                                             1,838      2,070     2,138
   Mortgage-backed securities("MBS"), net                         319        499       739
   Federal funds sold                                           4,057      3,503     3,863
      Total Interest Income                                   110,760    107,742   107,611
                                                              -------   --------   -------

Interest Expense:
   Deposits                                                    38,291     39,874    40,217
   FHLB advances                                                  185          -         -
      Total Interest Expense                                   38,476     39,874    40,217
                                                              -------   --------   -------

      Net Interest Income                                      72,284     67,868    67,394
   Provision for Possible Loan Losses                              51        648       640
   Recovery of Provision for Possible Other Credit Losses           -          -    (2,040)
Net Interest Income After Provision for Possible Credit
  Losses                                                       72,233     67,220    68,794
                                                              -------   --------   -------
Non-Interest Income:
   Real estate operations, net                                    714     10,442     1,767
   Loan fees and service charges                                5,859      3,969     2,833
Recovery of prior period expenses and
      unaccrued interest on troubled loans                      4,346          -         -
   Gain on sale of investments, net                                 -      6,991         2
   Miscellaneous income, net                                    1,982        527       479
      Total Non-Interest Income                                12,901     21,929     5,081
                                                              -------   --------   -------

Non-Interest Expense:
   Compensation and benefits                                   15,843     15,921    16,412
Occupancy and equipment expenses (net of rental income of
      $1,283, $1,287 and $1,126, respectively)                  5,181      5,094     5,599
   Federal deposit insurance premiums                             142        149         2
   Advertising                                                    881      1,005     1,340
   Other real estate expense (income), net                         33        (59)     (772)
   Other general and administrative                             5,378      5,324     5,017
      Total Non-Interest Expense                               27,458     27,434    27,598
                                                              -------   --------   -------

   Income Before Provision for Income Taxes                    57,676     61,715    46,277
   Provision for Income Taxes                                  13,288     24,625    19,552
                                                              -------   --------   -------
      Net Income                                              $44,388   $ 37,090   $26,725
                                                              =======   ========   =======
   Basic earnings per common share                            $  4.53   $   3.76   $  2.66
   Diluted earnings per common share                          $  4.41   $   3.64   $  2.56

      Cash dividends per common share                         $  1.60   $   1.40   $  1.20

See accompanying Notes to Consolidated Financial Statements.




                     JSB FINANCIAL, INC. AND SUBSIDIARY
      Consolidated Statements of Changes in Stockholders' Equity Years
                   ended December 31, 1998, 1997 and 1996
                  (In Thousands, Except Per Share Amounts)


                                                   1998       1997       1996
                                                 ---------  ---------  ---------
Common Stock (Par value: $.01)
Balance at beginning and end of year             $     160  $     160  $     160
                                                 ---------  ---------  ---------
Additional Paid-in Capital
Balance at beginning of year                       165,112    163,500    162,566
Net allocation of common stock for Benefit             278        924          5
Restoration Plan
Tax benefit for stock plans                          3,222        688        599
Issuance of common stock for Directors'                 51          -          -
compensation
Compensation expense for 1996 stock option plan          -          -        330
Balance at end of year                             168,663    165,112    163,500
                                                 ---------  ---------  ---------

Retained Income, Substantially Restricted
Balance at beginning of year                       311,436    289,588    276,317
Net income                                          44,388     37,090     26,725
Loss on reissuance of treasury stock                (2,634)    (1,437)    (1,364)
Cash dividends on common stock ($1.60, $1.40,
 $1.20, respectively)                              (15,716)   (13,805)   (12,090)
                                                 ---------  ---------  ---------
Balance at end of year                             337,474    311,436    289,588
                                                 ---------  ---------  ---------

Accumulated Other Comprehensive Income:
Net Unrealized Gain on Securities
Available-For-Sale, Net of Tax
Balance at beginning of year                        28,469     21,795     15,750
Net unrealized holding gains on securities
      arising during period
      (net of realized gains included in
      income of $0, $6,991 and
      $2, respectively, and tax effect of
      $8,947, $5,371 and
      $4,863, respectively)                         12,402      6,674      6,045
Balance at end of year                              40,871     28,469     21,795
                                                 ---------  ---------  ---------

Common Stock Held by Benefit Restoration Plan Trust, at Cost
Balance at beginning of year                        (4,199)    (3,275)    (3,270)
   Common stock acquired                              (285)      (934)       (11)
   Common stock distributed                              7         10          6
Balance at end of year                              (4,477)    (4,199)    (3,275)
                                                 ---------  ---------  ---------
Common Stock Held in Treasury, at Cost
Balance at beginning of year                      (133,464)  (136,469)  (111,416)
   Common stock reacquired                         (31,466)         -    (27,650)
   Common stock reissued for options exercised       4,675      3,005      2,597
   Common stock reissued for Directors'                 40          -          -
compensation
Balance at end of year                            (160,215)  (133,464)  (136,469)
                                                 ---------  ---------  ---------
Total Stockholders' Equity                       $ 382,476  $ 367,514  $ 335,299
                                                 =========  =========  =========

See accompanying Notes to Consolidated Financial Statements.




                     JSB FINANCIAL, INC. AND SUBSIDIARY
                   Consolidated Statements of Cash Flows
                Years ended December 31, 1998, 1997 and 1996
                               (In Thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:                            1998        1997        1996
                                                                 ----        ----        ----
Net income                                                     $ 44,388    $ 37,090    $ 26,725
Adjustments to reconcile net income to net
   cash provided by operating activities:
Provision for possible loan losses                                   51         648         640
(Recovery of) provision for possible other credit losses              -           -      (2,040)
Net gain on sale/redemption of equity securities                      -      (6,991)         (2)
Decrease in deferred loan fees and discounts, net                  (630)       (418)       (593)
Accretion of discount in excess of amortization of premium on
   MBS and CMOs                                                     (46)       (300)       (578)
Accretion of discount in excess of amortization of premium on
   debt securities                                                  (94)       (337)       (249)
Depreciation and amortization of premises and equipment           2,213       1,891       1,826
Mortgage loans originated for sale                               (4,839)     (1,612)     (1,621)
Proceeds from sale of mortgage loans originated for sale          4,821       1,636       1,737
Gain on sales of mortgage and other loans, net                      (47)        (35)        (53)
Tax benefit for stock plans credited to capital                   3,222         688         599
Gain on sale of real estate held-for-sale                          (691)     (9,992)       (571)
Decrease in interest due and accrued                                505          32       3,597
Payments received against Nationar claim                              -           -      10,205
Net gain on sale of ORE                                               -        (144)       (688)
Increase (decrease) in official bank checks outstanding           1,199         761     (14,748)
Other                                                             2,445         137       1,547
                                                                ---------  ----------  ----------
   Net cash provided by operating activities                     52,497      23,054      25,733
                                                                ---------  ----------  ----------

Cash flows from investing activities:
Loans originated:
   Mortgage loans                                              (261,201)   (205,174)   (136,218)
   Other loans                                                  (15,143)    (21,010)    (19,032)
Purchases of CMOs held-to-maturity                              (57,084)    (55,035)   (124,275)
Purchases of debt securities
   held-to-maturity and securities                             (379,000)   (499,920)   (534,569)
   available-for-sale
Principal payments on:
   Mortgage loans                                                85,652      60,833      46,506
   Other loans                                                   16,278      19,025      19,656
   CMOs                                                          65,381     106,545     114,105
   MBS                                                            1,353       1,590       2,047
Proceeds from maturities of U.S. Government
   and federal agency securities                                514,000     555,000     675,000
Proceeds from sale of other loans                                 5,144         681         934
Purchases of FHLB-NY stock                                       (1,277)       (786)       (557)
Proceeds from sale/redemption of equity                               -       7,813          30
securities
Purchases of premises and equipment, net of disposals            (3,524)     (2,091)     (3,498)
Proceeds from sales of real estate
   held-for-sale and ORE, net of
   change in real estate holdings                                 3,356      18,375       5,165
                                                                ---------  ----------  ----------
Net cash (used) provided by investing activities                (26,065)    (14,154)     45,294
                                                                ---------  ----------  ----------


                     JSB FINANCIAL, INC. AND SUBSIDIARY
             Consolidated Statements of Cash Flows - Continued
        Years ended December 31, 1998, 1997 and 1996 (In Thousands)


                                                           1998        1997        1996
                                                           ----        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase (decrease) in deposits                       2,963     (23,190)    (19,053)
Increase in advance payments for real estate
   taxes and insurance                                    3,671       2,057          34
Proceeds upon exercise of common stock options            2,041       1,568       1,233
Cash dividends paid to common stockholders              (15,716)    (13,805)    (12,090)
Payments to repurchase common stock                     (31,466)          -     (27,650)
FHLB-NY advances                                         50,000           -           -
                                                        ---------  ----------  ----------
   Net cash provided (used) by financing activities      11,493     (33,370)    (57,526)
                                                        ---------  ----------  ----------

Net  increase (decrease) in cash and cash equivalents    37,925     (24,470)     13,501
Cash and cash equivalents at beginning of year           74,924      99,394      85,893
                                                        ---------  ----------  ----------
Cash and cash equivalents at end of year               $112,849    $ 74,924    $ 99,394
                                                       =========   ==========  ==========

Supplemental Disclosures of Cash Flow Information
Cash paid for:

   Interest on deposits                              $  38,333     $ 39,881    $ 40,215
                                                      =========    ==========  ==========
   Income taxes                                      $   5,825     $ 32,036    $ 22,370
                                                      =========    ==========  ==========

Supplemental Disclosures of Noncash Investing and
  Financing Activities

Real estate acquired through foreclosure             $       -     $    540    $  8,190
                                                      =========    ==========  ==========
Transfer of real estate held-for-investment
   to held-for-sale                                  $       -     $  6,145    $      -
                                                      =========    ==========  ==========

Mortgage originated upon sale of real estate
   from the held-for-sale
   portfolio and other real estate                   $       -     $     33    $  6,675
                                                      =========    ==========  ==========

Deferred tax liability on securities
available-for-sale                                   $  31,852     $ 22,905    $ 17,534
                                                      =========    ==========  ==========

See accompanying Notes to Consolidated Financial Statements.



                     JSB FINANCIAL, INC. AND SUBSIDIARY
                 Notes to Consolidated Financial Statements



Note  (1)   Summary of Significant Accounting Policies and Related Matters

      JSB Financial, Inc.(the "Company" or the "Parent") is a unitary savings and loan holding company. The Company holds all of the outstanding common stock of its subsidiary, Jamaica Savings Bank FSB (the "Bank" or the "Subsidiary"). The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934.

                                    (1)   Basis of Presentation and
     Accounting Standards Adopted During 1998.

      The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank, as consolidated with the Bank's wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Reclassifications have been made to prior year financial statements to conform with the 1998 presentation.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowances for credit losses.

      Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income"("Statement 130"). Comprehensive income represents the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Statement 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In applying Statement 130, such items are reported in the Consolidated Statements of Changes in Stockholders' Equity.

      Effective January 1, 1998, the Company addressed SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("Statement 131"). The Company determined that it has no reportable segments pursuant to the criteria presented in Statement 131, however if such reportable segments should exist in the future, the disclosure as required by Statement 131 would be provided.

      Effective January 1, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("Statement 132"). Statement 132 revises employers' disclosures about pension and other postretirement benefit plans, it does not change the accounting for such plans. The adoption of Statement 132 had no impact on the Company's financial condition or results of operations. (See Note 20.)

                                    (2)   Consolidated Statements of Cash Flows

            For the purposes of reporting cash flows, the Company considers all short-term investments with a maturity of less than three months from the date of purchase to be cash equivalents.

                                    (3)   Securities

            The Company is required to report debt, readily-marketable equity, and mortgage-backed securities in one of the following categories:
(i) "held-to-maturity" (when management has a positive intent and ability to hold to maturity) which are reported at amortized cost; (ii) "trading" (when held for current resale) which are to be reported at estimated fair value, with unrealized gains and losses included in earnings; and (iii) "available-for-sale" (all other debt and equity securities not designated as held-to-maturity or trading) which are reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as other comprehensive income, a separate component of stockholders' equity. The designation of a security as held-to-maturity or available-for-sale is made at the time of acquisition.

      Discounts on debt securities are accreted to income and premiums are amortized against income over the life of the security using a method which approximates the level yield method.
Gains and losses on the sales of securities, if any, are recognized upon realization, using the specific identification method.

                                    (4)   Mortgage and Other Loans

      Loans are carried at unpaid principal balances net of any deferred loan fees and unearned discounts. Discounts are accreted to income using a method which approximates the level yield method, over the composite average life of the loans. Loan fees received for commitments to make or purchase loans are deferred and accreted into income over the life of the loan using the level yield method.

      Interest is accrued monthly on the outstanding balances of loans. Mortgages 90 days in arrears and/or loans where full collection of principal and interest is questionable are placed on non-accrual status, at which time loan interest due and accrued is reversed against interest income of the current period. A non-accrual loan is restored to accrual status when principal and interest payments are current and full payment of principal and interest is expected. Cash receipts on an impaired loan are applied to principal and interest in accordance with the contractual terms of the loan unless full payment of principal is not expected, in which case both principal and interest payments received are netted against the loan balance. The Bank continues to accrue interest income on non-insured other loans up to 120 days delinquent, beyond which time the loan balance is written off.

      In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114"), and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition Disclosures" ("Statement 118"), the Company considers a loan impaired if it is probable that, based upon current information, the Company will be unable to collect all amounts due according to the contractual terms of a loan agreement. Statement 114 does not apply to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including the Company's one-to four-family mortgage loans and consumer loans other than those modified in a troubled debt restructure ("TDR"). The Company generally does not consider a loan impaired when the delay in the timing of payments is three months or less or the shortfall in the amount of payments is the lower of $10,000 or 1.0% of the loan amount.

      Loans individually reviewed for impairment by the Company are limited to loans secured by multi-family, underlying cooperative, commercial and construction properties, loans modified in TDRs and selected large one-to four-family loans. Examples of measurement techniques utilized by the Company include present value of expected future cash flows, the loan's market price (if one exists) and the estimated fair value of the collateral. Reserves are established against impaired loans in amounts equal to the difference between the recorded investment in the asset and either the present value of the cash flows expected to be received, or the fair value of the underlying collateral if foreclosure is deemed probable or if the loan is considered collateral dependent. The Company's impaired loan identification and measurement process is conducted in conjunction with the Company's review of the adequacy of its allowance for loan losses.

      A loan is deemed a TDR by the Company when concessionary modifications to the original contractual terms are made for economic or legal reasons related to the debtor's financial difficulties. Loans modified in a TDR subsequent to the January 1, 1995 adoption of Statement 114 are considered impaired, unless in periods subsequent to restructuring, the loan is performing in accordance with the new terms of the agreement and such terms reflect those that would be offered by the Bank for a new credit. Valuation allowances associated with such impaired loans are measured in accordance with Statement 114 throughout the loan term. Modifications made to loans in TDRs prior to the adoption of Statement 114 that are not considered impaired based on the terms of the restructuring agreement continue to be accounted for under Statement 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings", and are not included in the Company's impaired loan statistics.

      Loans originated for sale are carried at the lower of unpaid principal balance, net of any discounts and deferred fees or estimated fair value, in the aggregate.

                                    (5)   Allowances for Losses

      Allowances for losses are estimates which are primarily reactive to actual and anticipated changes in the real estate market, the economy in the Bank's market area and debtors' financial condition. In connection with the determination of allowances, management reviews: loan performance; historical trends; appraisals of real estate held-for-sale, ORE and properties securing significant mortgages; investment ratings for debt and equity securities; and capital and liquidity levels for correspondent banks, on an ongoing basis.

      The allowance for possible loan losses is available for future charge-offs of loans. The allowance is increased by the provision for possible loan losses made and recoveries of loans previously charged off. The allowance is reduced by charge-offs, in whole or in part, of problem loans. The allowance for possible loan losses is based on continuous analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for possible loan losses in the existing portfolio. In evaluating the portfolio, management considers numerous factors, such as the Bank's loan growth, prior loss experience, present and potential risks of the loan portfolio and current economic conditions and entails management's review of delinquency reports, loan to value ratios, collateral condition and debt coverage ratios.

      The ultimate collection of the Bank's loan portfolio is affected by economic conditions in the Bank's market area and changes thereto. The Bank's mortgage loans are secured primarily by properties located in the New York-metropolitan area.

      Management believes that the allowances for loan losses as presented in these consolidated financial statements are adequate. Future additions to the allowances could be necessary based on changes in debtors' financial condition, economic conditions or if economic conditions differ from management's previous assessments. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgment using information available to them at the time of their examination.

                                    (6)   Premises and Equipment

      Depreciation is computed on the straight-line method over the estimated useful life of the related assets. Estimated lives are 15 to 60 years for buildings and 5 to 8 years for furniture and fixtures. Amortization for leasehold improvements is computed on the straight-line method over the lesser of the term of the lease or the asset's estimated useful life. Premises and equipment are carried at cost, net of accumulated depreciation.

                                    (7)   Real Estate Held-for-Sale and ORE

      Real estate held-for-sale is carried at the lower of cost or net fair value. Gains on the sale, if any, are accounted for using the cost recovery method. Revenues and expenses from the operations are reflected, as incurred, in the Company's operating results.

      Real estate properties acquired through foreclosure, known as ORE, are recorded at the lower of the net unpaid loan balance at the foreclosure date plus related costs, or net fair value. Subsequent valuation adjustments are made if the net fair value decreases below the carrying amount. Gains, if any, on the sale of ORE are accounted for using the cost recovery method. (See Notes 11, 12 and 13.)

                                    (8)   Income Taxes

      The Company, the Bank and certain of its subsidiary corporations file consolidated tax returns with the federal, state and local taxing authorities. Other subsidiaries file separate domestic tax returns as required.

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred tax assets where realization is not considered "more likely than not". The effect of changes in tax laws or rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. (See Note 14.)

                                    (9)   Stock Based Compensation

      SFAS No. 123 "Accounting for Stock-Based Compensation" ("Statement 123") permits either the recognition of compensation cost for the estimated fair value of employee stock-based compensation arrangements on the date of grant, or the disclosure in the notes to the financial statements of the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. The Company has adopted the disclosure option and continues to apply Accounting Principles Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its plans. Accordingly, no compensation cost has been recognized for the Company's stock option plans. (See Note 22.)

                                    (10)  Earnings Per Share

      Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding, with no consideration given to potential outstanding shares. Diluted EPS is calculated using the same method as basic EPS, but reflects the potential dilution that would occur if stock options outstanding were exercised and converted into common stock. Common stock equivalents are computed using the treasury stock method. (See Note 15.)

                                    (11)  Treasury Stock

      Repurchases of common stock are accounted for under the cost method, whereby shares repurchased are recorded in a contra-equity account. (See
Note 2.)

      Note  (2)   Repurchases of Common Stock.

      For the year ended December 31, 1998 the Company repurchased 620,100 shares of its outstanding common stock at an average price of $50.74. The Company did not repurchase any shares during 1997 and repurchased 845,000 shares during 1996 at an average price of $32.72 per share. The Company issued 204,296, 136,896 and 123,256 shares of treasury stock for options exercised during 1998, 1997 and 1996, respectively. In addition, during 1998, the Company issued 1,800 shares of treasury stock pursuant to the Directors' Stock Program. (See Note 23.) There were 6,494,077 and 6,080,073 shares of common stock in the treasury at December 31, 1998 and 1997, respectively.


      Note   (3)  Securities

      The following tables set forth information regarding the Company's securities portfolios as of December 31:

                                                       1998
                                                       ----
                                               Estimated    Gross     Unrealized
                                     Cost      Fair Value   Gains     Losses
                                  -----------  ---------  ----------  ----------
Securities Available-For-Sale:                    (In Thousands)
Marketable equity securities      $    10,869  $  83,592  $   72,746  $       23
                                  ===========  =========  ==========  ==========

Securities Held-to-Maturity:
                                   Amortized   Estimated    Gross     Unrealized
                                   Cost        Fair Value   Gains     Losses
                                  -----------  ---------  ----------  ----------
                                                  (In Thousands)
U.S. Government and federal
   agency securities              $   109,996  $ 110,026      $   38   $      8
CMOs, net                              95,790     95,997         310        103

MBS:
   GNMA*                                2,464      2,659         195          -
   FNMA*                                   53         57           4          -
   Freddie Mac*                           154        167          13          -
                                  -----------  ---------  ----------  ---------

Total MBS, net                    $     2,671  $   2,883  $      212          -
                                  -----------  ---------  ----------  ---------
      Total                       $   208,457  $ 208,906  $      560  $      111
                                  ===========  =========  ==========  ==========



                                                       1997
                                                       ----
Securities Available-for-Sale:
                                                Estimated
                                                Fair         Gross      Unrealized
                                     Cost       Value        Gains       Losses
                                  -----------  ---------    ----------  ----------
                                                  (In Thousands)
Marketable equity securities      $    10,869  $  62,243  $   51,462   $       88
                                  ===========  =========  ==========   ==========

Securities Held-to-Maturity:
                                   Amortized   Estimated    Gross     Unrealized
                                     Cost      Fair         Gains       Losses
                                                 Value
                                  -----------  ---------  ----------  ----------
                                                  (In Thousands)
U.S. Government and federal
  agency securities               $   244,903  $ 245,367  $      464   $       -

CMOs, net                             104,040    104,270         295          65

MBS:
   GNMA                                 3,640      3,944         304           -
   FNMA                                   106        115           9           -
   Freddie Mac                            278        300          22           -
                                  -----------  ---------  ----------  ----------

Total MBS, net                          4,024      4,359         335           -
                                  -----------  ---------  ----------  ----------
      Total                       $   352,967  $ 353,996  $    1,094  $       65
                                  ===========  =========  ==========  ==========

      *Definitions: GNMA - Government National Mortgage Association; FNMA - Federal National Mortgage Association; Freddie Mac - Federal Home Loan Mortgage Corporation

      CMOs represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. All of the CMOs held by the Company consist of First Tranche-Planned Amortization Class Bonds collateralized by FNMA, Freddie Mac and GNMA mortgage-backed securities, which in turn are collateralized by whole loans. MBS represent securities issued by governmental mortgage agencies and collateralized by mortgage loans.

      There were no sales of securities during 1998. During 1997, the Bank sold or redeemed marketable equity securities with a cost of $823,000, realizing gross gains of $6,991,000 and no losses. During 1996, the Bank sold or redeemed marketable equity securities totaling $30,000, realizing gross gains of $4,000 and gross losses of $2,000.

      Presented in the table below is the contractual maturity distribution for debt securities held-to-maturity at December 31, 1998:

                                          Amortized        Estimated
                                           Cost            Fair Value
                                          (In Thousands)

Within 1 year                             $110,013          $110,044
After 1 year through 5 years                4,864             4,913
After 5 years through 10 years             81,730            82,046
After 10 years                             11,850            11,903
                                           ------            ------

     Total                                $208,457          $208,906
                                          ========          ========

      Actual maturities of CMOs and MBS may differ substantially from the presentation, due to prepayment activity. The table reflects the balance of the entire security in the category in which the final contractual payment is due.

      The Company loans securities to specified brokerage houses. These loaned securities are collateralized at a minimum of 102% of their fair value with government securities and/or cash. To protect the Company's investment, the agreements contain provisions to increase the collateral obtained, should the fair value of the collateral decline or the fair value of the security loaned increase. Upon termination of the agreement, securities loaned are returned to the Company. The following table reflects the carrying value of securities loaned and their estimated fair value and the estimated fair value of the collateral at December 31:


                                           1998              1997
                                           ----              ----
                                                 (In Thousands)

Amortized cost - Securities loaned        $ 9,996           $79,970
                                          = =====           =======

Estimated fair value - Securities loaned  $10,034           $80,188
                                          =======           =======

Estimated fair value - Collateral         $10,422           $82,069
                                          =======           =======


Note  (4)   Other Investments

      Other investments at December 31, 1998 and 1997 were as follows:

                                        1998                    1997
                                        ----                    ----

                                             Estimated               Estimated
                                 Carrying      Fair        Carrying    Fair
                                  Value       Value         Value      Value
                                                (In Thousands)

Investment required by law*      $8,892       $8,892      $7,615      $7,615
Other stock                          30           30          30          30
                                     --           --          --          --

Total other investments          $8,922       $8,922      $7,645      $7,645
                                 ======       ======      ======      ======

*     The Bank is required to hold shares of the FHLB-NY.

Note  (5)   Loans

      Loans are summarized as follows:
                                                 December 31,

                                           1998                1997
                                           ----                ----
                                                 (In Thousands)
Mortgage loans:
     Multi-family                       $ 702,914           $563,205
     Underlying cooperative*              302,494           267,942
     One-to four-family                    75,773            73,757
     Commercial                            69,001            71,839
     Construction                           5,176             3,067
                                            -----             -----

        Total mortgage loans            1,155,358           979,810
                                        ---------           -------


Deferred loan fees and unearned discounts  (2,702)           (3,332)
Allowance for possible loan losses         (5,741)           (5,741)
                                           ------            ------

     Total mortgage loans, net          $1,146,915          $970,737
                                        ==========          ========

Other loans:
     Property improvement               $  10,652           $10,744
                                        ---------           -------

     Loans secured by deposit accounts      8,166             8,189
     Consumer                               3,754             4,775
     Overdraft loans                          202               227
     Student                                  153             5,213
                                        ---------             -----

        Total other loans                  22,927            29,148
                                        ---------            ------

Unearned discounts                              -                (1)
Allowance for possible loan losses           (183)             (139)
                                        ---------            ------


        Total other loans, net          $  22,744           $29,008
                                        =========           =======


* Underlying cooperative loans are first liens on cooperative apartment buildings and are senior to loans on the individual units commonly called cooperative share loans.


Note (6) Loan Delinquencies

     Information regarding loans delinquent 90 days or more at December 31, 1998 and 1997 is summarized as follows:

                                                1998                      1997
                                       ----------------------     --------------------
                                        Number      Principal     Number      Principal
                                          of         balance        of        balance
                                        loans       of loans       loans      of loans
                                       --------     ---------     -------     --------
                                                   (Dollars in Thousands)
Delinquent loans:                                   $                         $
   Guaranteed*                               10           233          82          500
   Non-guaranteed                             5           216           5       12,769
                                       --------     ---------     -------     --------
Total delinquencies                                 $
   over 90 days                              15           449          87     $ 13,269
                                       ========     =========     =======     ========
Ratio of loans 90 days                          .04%                     1.32%
   or more past due to
   total gross loans

* These loans are guaranteed by the Federal Housing Administration, the Veterans Administration or the New York State Higher Education Services
   Corporation.


Impaired and Non-accrual loans

     At December 31, 1998, the Bank had one impaired mortgage loan with a $213,000 balance and a $27,000 specific valuation allowance. The Bank had a net investment in this loan of $186,000, which comprised total non-accrual loans at December 31, 1998. At December 31, 1997, the Bank had one impaired mortgage loan, secured by a cooperative apartment building, with a balance of $12,754,000 and no related valuation allowance. This loan comprised the total balance of non-accrual loans at December 31, 1997.

     If all non-accrual loans had been performing in accordance with their original terms, the Company would have recorded interest income, with respect to such loans, of $509,000, $1,180,000 and $1,180,000 for the years ended December 31, 1998, 1997 and 1996, respectively. This compares to
$397,000 of actual payments recorded for 1998, no interest income was recognized with respect to such loans for 1997 and 1996.

     On May 28, 1998, the $12,754,000 underlying cooperative mortgage loan, discussed above, was satisfied. Upon satisfaction, $4,346,000 of previously unrecorded prior years' interest and legal fees, as well as late charges, were recovered and included in non-interest income. The average balance of impaired loans for calendar 1998, 1997 and 1996 was $5,491,000, $12,754,000 and $12,754,000, respectively.

     At December 31, 1998 and 1997, loans restructured in a TDR, all of which are performing in accordance with their contractual terms and therefore not considered impaired, were $1,842,000 and $1,840,000, respectively. Interest forfeited attributable to these loans was $73,000, $62,000 and $62,000 for the years ended December 31, 1998, 1997 and 1996, respectively.


Note  (7)   Allowance for Possible Loan Losses

      Activity in the allowance for possible loan losses for the years ended December 31, 1998, 1997 and 1996 is summarized as follows:


                                               Mortgage loans
                                        -----------------------------
                                          1998      1997       1996
                                        --------   -------   --------
                                               (In Thousands)

Balance at beginning of period         $   5,741 $   5,176 $    4,575
Provision for possible loan losses             -       600        600
Loans charged off                              -      (35)          -
Recoveries of loans previously
   charged off                                 -         -          1
                                        --------   -------   --------
Balance at end of period               $   5,741 $   5,741 $    5,176
                                        ========   =======   ========



                                              Other loans
                                       -------------------------
                                        1998     1997     1996
                                       -------  -------  -------
                                            (In Thousands)

Balance at beginning of period         $   139  $   151  $   122
Provisions for possible loan losses         51       48       40
Loans charged off                         (25)     (72)     (33)
Recoveries of loans previously
  charged off                               18       12       22
                                       -------  -------  -------
Balance at end of period               $   183  $   139  $   151
                                       =======  =======  =======

Note (8)  Mortgage Loan Servicing

      A summary of principal balances, servicing income and the number of loans serviced for others by the Bank at and for the years ended December
31, 1998, 1997 and 1996 were as follows:


                                        1998     1997     1996
                                       -------  -------  -------
                                        (Dollars in Thousands)

Principal balance                      $16,509  $14,467  $16,016
                                       =======  =======  =======
Servicing income                       $    40  $    46  $    59
                                       =======  =======  =======
Number of loans                            534      906    1,494
                                       =======  =======  =======

      The balance of loans sold with full recourse was $4,414,000 and $5,441,000 at December 31, 1998 and 1997, respectively. The Bank has not sold any loans with recourse since 1985. The Bank sold mortgage loans without recourse during 1998 and 1997, receiving proceeds of $4,821,000 and $1,636,000, respectively. The Bank retained servicing for these loans, which did not result in the recording of any servicing assets.


Note (9)  Premises and Equipment

      Premises and equipment at December 31, 1998 and 1997 consisted of the following:


                                           1998       1997
                                        ---------- ----------
                                           (In Thousands)

Banking houses and land                 $   22,253 $   21,709
Furniture, fixtures and equipment           19,813     16,911
Safe deposit vaults                          1,016      1,016
                                        ---------- ----------
                                            43,082     39,636
Less accumulated depreciation and
  amortization                              24,742     22,607
                                        ---------- ----------
Premises and equipment, net             $   18,340 $   17,029
                                        ========== ==========

      Depreciation and amortization expense for the years ended December
31, 1998, 1997 and 1996 was $2,213,000, $1,891,000 and $1,826,000,
respectively.

Note (10)  Interest Due and Accrued

      Interest due and accrued at December 31, 1998 and 1997 consisted of the following:


                                           1998       1997
                                        ---------- ----------
                                           (In Thousands)

U.S. Government and federal agencies    $    1,042 $    2,354
CMOs                                           489        540
MBS                                             23         36
Mortgage and other loans                     7,219      6,348
                                        ---------- ----------
Total interest due and accrued          $    8,773 $    9,278
                                        ========== ==========

Note (11)  Real Estate Held-for-Investment

      On June 30, 1997, management reclassified all real estate held-for-investment to held-for-sale. There has been no real estate held-for-investment subsequent to this reclassification and accordingly, no results of operations for 1998 are presented. A commercial office tower located at 1995 Broadway, New York, was sold in October 1997, subsequent to its reclassification to held-for-sale, resulting in a pre-tax gain of $9,163,000. (See Note 12.)

      The summarized statements of operations for the Bank's wholly-owned subsidiaries that comprised real estate held-for-investment, for the years ended December 31, 1997 and 1996 were as follows:


                                           1997       1996
                                        ---------- ----------
                                           (In Thousands)

Rental income                           $    1,478 $    4,020
Net interest income                              2          4
Other income                                    17        652
                                        ---------- ----------
  Total income                               1,497      4,676
                                        ---------- ----------

Real estate taxes                              246        566
Operating and other expenses                   647      3,087
                                        ---------- ----------
  Total expenses                               893      3,653
                                        ---------- ----------

Income from real estate                 $      604 $    1,023
held-for-investment
                                        ========== ==========


Note (12)  Real Estate Held-for-Sale and ORE

      The following summarizes real estate properties owned by the Bank through its real estate subsidiaries at December 31:


                                           1998       1997
                                        ---------- ----------
                                           (In Thousands)

Real Estate Held-for-Sale:1                      -      2,752
  Condominium property 2                  $          $
  Land                                         130        130
  Buildings                                     50        140
  Accrued interest and other assets            641        372
  Liabilities                                (313)      (417)
                                        ---------- ----------
Net Assets                                     508      2,977
                                        ---------- ----------

ORE:
  Cooperative apartments                       277        473
                                        ---------- ----------
Total Real Estate Held-for-Sale and ORE  $     785  $   3,450
                                        ========== ==========

1 On June 30, 1997, all real estate held-for-investment was reclassified to held-for-sale. (See Note 11.) In addition to the cooperative apartments that comprised ORE, several of the Bank's wholly-owned subsidiaries own cooperative apartments in various buildings, which are carried at zero cost and are included in Real Estate Held-for-Sale. At December 31, 1998 and 1997, 126 and 138 such cooperative apartments remained held-for-sale, respectively.

2 The condominium property resulted from a joint venture formed in the 1980's to construct and subsequently sell an 84 unit condominium complex.
  The property became troubled and the Bank ultimately attained 100% ownership of the unsold units. Sales of the units were accounted for under the full cost recovery method. During 1998, 28 units were sold, which resulted in the full recovery of amounts invested and $299,000 of realized gains. At December 31, 1998, the 6 units held-for-sale were carried at zero cost, compared to 34 units at December 31, 1997.


NOTE (13)  Real Estate Operations, Net

  Results of real estate operations for the years ended December 31, 1998, 1997 and 1996 were as follows:


                                          1998      1997       1996
                                        --------   -------   --------
                                               (In Thousands)

Income from real estate
held-for-investment, net
  (See Note 11.)                       $       - $     604 $    1,023
                                        --------   -------   --------
Real estate held-for-sale:
  Rental income, net of expenses              23     (154)        173
  Gain on sale1                              691     9,992        571
                                        --------   -------   --------
                                             714     9,838        744
                                        --------   -------   --------
Real estate operations, net            $     714 $  10,442 $    1,767
                                        ========   =======   ========

1 Includes gains on the sale of cooperative apartments, owned by various of the Bank's wholly-owned subsidiaries, which are carried at zero cost. The
  1997 gains include a $9,163,000 pre-tax gain on the sale of an office tower. (See Note 11.)

NOTE (14)  Income Taxes

  The 1998, 1997 and 1996 provisions for income tax were comprised of the following amounts:


                                       1998     1997     1996
                                      -------  -------  -------
                                           (In Thousands)

Current:
  Federal                             $ 8,791  $18,877  $12,870
  State and local                       3,597    5,652    5,630
                                      -------  -------  -------
                                       12,388   24,529   18,500
                                      -------  -------  -------
Deferred:
  Federal                                 465       66      703
  State and local                         435       30      349
                                      -------  -------  -------
                                          900       96    1,052
                                      -------  -------  -------
Provision for income taxes            $13,288  $24,625  $19,552
                                      =======  =======  =======

      For the years ended December 31, 1998, 1997 and 1996, the Company recognized tax benefits relating to its stock option and other stock benefit plans of $3,222,000, $688,000 and $599,000, respectively, which were credited directly to stockholders' equity.

      A reconciliation of the statutory U.S. federal income tax provision and rate, to the actual tax provision and effective rate for the years ended December 31, 1998, 1997 and 1996 were as follows:


                                              1998                1997                 1996
                                       -----------------   ------------------    -----------------
                                                  % of                  % of               % of
                                                 Pre Tax               Pre Tax            Pre Tax
                                         Amount  Earnings    Amount    Earnings   Amount  Earnings
                                       -----------------   --------   --------   -------- --------
                                                             (Dollars in Thousands)

Statutory Federal rate                  $20,187    35.00%   $ 21,600    35.00%   $ 16,197   35.00%
Dividends received
  exclusion                                (247)     (.43)      (246)    (.40)       (235)   (.51)
State and local income taxes,
  net of Federal
  income tax benefit                      2,621      4.54      3,693     5.98       3,886    8.40
Benefits realized from
  realignment of operating
  subsidiary                            (10,667)      .49)         -        -           -       -
Other, net                                1,394      2.42       (422)    (.68)       (296)   (.64)
                                       -------------------   -------- --------   --------  --------
Provision for income taxes             $ 13,288     23.04    $24,625    39.90%   $ 19,552   42.25%
                                       ===================   ======== ========   ========  ========


      At December 31, 1998 and 1997, deferred tax assets and liabilities were comprised of the following:


                                                    1998       1997
                                                 ---------- ----------
                                                    (In Thousands)
Deferred Tax Assets:
Deferred profits on unsold cooperative shares     $   1,582   $   1,955
Allowance for possible loan losses                    2,594       2,621
Benefit plan costs                                    4,684       4,400
Loan fees and mortgage discounts                        294         415
Other                                                   657         561
                                                 ----------   ---------
  Deferred tax assets                                 9,811       9,952
                                                 ----------   ---------

Deferred Tax Liabilities:
Securities available-for-sale                       (31,852)    (22,905)
Benefit plan costs                                   (3,435)     (2,570)
Other                                                     -        (105)
                                                  ----------  ----------
  Deferred tax liabilities                          (35,287)    (25,580)
                                                  ----------  ----------
  Deferred tax liability, net                     $ (25,476)  $ (15,628)
                                                  ==========  ==========

      Pursuant to SFAS No. 109 "Accounting for Income Taxes", the Bank is generally not required to provide deferred taxes for the difference between book and tax bad debt expense taken in years prior to, or ending at December 31, 1987, referred to as base year reserves. The Bank did not have any post 1987 tax reserves. The base year reserves of $85,107,000 and supplemental reserve are frozen, not forgiven. These reserves continue to be segregated as they are subject to recapture penalty if one of the following occurs: (a) the Bank's retained earnings represented by this reserve are used for purposes other than to absorb losses on loans, including excess dividends or distributions in liquidation; (b) the Bank redeems its stock; (c) the Bank fails to meet the definition provided by the Code for a Bank. Future changes in the Federal tax law, could of course further affect the status of the base year reserve. (See Note 18.)

      New York State and the City of New York adopted legislation to reform the franchise taxation of thrift reserves for loan losses. The legislation applies to taxable years beginning after December 31, 1995. The legislation, among other things, retained the reserve method for bad debt deductions. The New York State and the City of New York bad debt deduction is no longer predicated on the Federal deduction which is now computed on the direct charge-off method.

NOTE (15)  Earnings Per Share

      The following is a reconciliation of the denominators of basic and diluted EPS computations for net income. The numerator for calculating both basic and diluted earnings per share for the Company is net income.


                                     For the Year Ended December 31,
                                    ---------------------------------
                                       1998        1997        1996
                                    ----------   --------    --------
                                    (In Thousands, Except EPS Amounts)

Net Income - (Numerator)            $   44,388   $ 37,090  $ 26,725
Basic EPS:  (Denominator)
  Weighted Average Shares                9,793      9,858    10,062
Basic EPS                           $     4.53   $   3.76  $   2.66
                                    ==========   ========  ========
Diluted EPS:  (Denominator)
  Weighted Average Shares                9,793      9,858    10,062
  Incremental shares-options               281        332       374
                                    ----------   --------  --------
  Weighted Average and Incremental      10,074     10,190    10,436
Shares
Diluted EPS                         $     4.41   $   3.64  $   2.56
                                    ==========   ========  ========


NOTE (16)  Deposits

      Deposits at December 31, 1998 and 1997 are summarized as follows:


                                  1998                        1997
                       ---------------------------  --------------------------
                         Stated                       Stated
                          rate    Amount   Percent     rate    Amount   Percent
                       ---------------------------  -------- --------  -------
                                       (Dollars in Thousands)
Balance by interest rate:
  Demand                  - %    $  47,152    4.20%   - %    $   33,662   3.00%
  Negotiable order of
    withdrawal ("NOW")    1.24      37,005    3.29    2.47       35,401    3.16
  Money market            2.32      62,747    5.58    2.96       77,477    6.92
  Passbook                2.22     522,671   46.49    2.71      546,447   48.74
  Lease security          2.22      21,031    1.87    2.71       18,683    1.66

  Certificates:        4.07 - 5.00 200,635   17.85  4.67 - 5.00  44,646    3.98
                       5.01 - 6.00 213,121   18.96  5.01 - 6.00 343,864   30.67
                       6.01 - 6.82  19,804    1.76  6.01 - 6.82  21,023    1.87
                                   ---------------              -------- ------
                                   433,560   38.57              409,533   36.52
                                 -----------------              -------- ------
Total deposits                   1,124,166  100.00%          $1,121,203 100.00%
                                 =================           ==================


      At December 31, 1998 and 1997, the scheduled maturities of certificate accounts were as follows:


                                       1998                      1997
                              -----------------------    ---------------------
                                Amount      Percent        Amount     Percent
                              ----------- -----------    ----------  ---------
                                           (Dollars in Thousands)

12 months or less             $   367,226     84.70%     $  344,893     84.22%
13 to 24 months                    37,388      8.62          35,437      8.65
25 to 36 months                    10,832      2.50          14,573      3.56
37 to 48 months                     9,134      2.11          14,630      3.57
49 to 60 months                     8,980      2.07              --        --
                              ----------- -----------    ----------  ---------
                              $   433,560    100.00%     $  409,533    100.00%
                              =========== ===========    ==========  =========

      At December 31, 1998 and 1997, certificate accounts in excess of $100,000, were $48,517,000 and $41,551,000, respectively. The Federal
Deposit Insurance Corporation, an agency of the U.S. Government, generally insures each depositor's savings up to $100,000 through the Bank Insurance Fund.

      Interest expense on deposit balances is summarized as follows for the years ended December 31, 1998, 1997 and 1996:


                                       1998        1997        1996
                                    ----------   --------    --------
                                           (In   Thousands)
NOW                                 $      733   $    880    $    899
Money market                             2,092      2,549       2,819
Passbook                                13,011     15,186      16,267
Lease security                             482        491         455
Certificates                            21,973     20,768      19,777
                                    ----------   --------    --------
Total interest expense              $   38,291   $ 39,874    $ 40,217
                                    ==========   ========    ========


NOTE (17)  FHLB-NY Advances

      On December 8, 1998, the Bank borrowed $50.0 million from the FHLB-NY at a fixed rate of 5.62% for ten years. Interest expense on FHLB-NY advances for the year ended December 31, 1998 was $185,000. Prior to 1998, the Bank had not borrowed funds for its direct activities since 1984. Pursuant to a blanket collateral agreement with the FHLB-NY, advances are secured by qualifying mortgage loans owned by the Bank in an amount at least equal to 110% of the advances outstanding.

NOTE (18)  Retained Income, Substantially Restricted

      In the unlikely event of a complete liquidation of the Bank (and only in such an event) eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account, which was established in connection with the Company's initial public stock offering. The total amount of the liquidation account is decreased if the balances of eligible deposits decrease on the annual determination dates. The balance of the liquidation account was $57,358,000 at December 31, 1998 and $63,709,000 at December 31, 1997.

      The Bank is not permitted to declare or pay a cash dividend on, or repurchase any of its stock if the effect thereof would cause its net worth to be reduced below either (i) the amount required for the liquidation account or (ii) the amount of applicable regulatory capital requirements.

      Retained income at December 31, 1998 and 1997 includes $85,107,000, which has been segregated for federal income tax purposes as a bad debt reserve. Any use of this amount for purposes other than to absorb losses on loans may result in taxable income, under federal regulations, at current rates. The Bank did not recognize any tax bad debt deductions during the years ended December 31, 1998 or 1997, and recognized $661,000 for the year ended December 31, 1996. (See Note 14.)

Note (19) Commitments and Contingencies

      Lease Commitments

      The Bank occupies premises covered by noncancellable leases with expiration dates through October 31, 2002 (exclusive of renewal options). Rental expense under these leases for the years ended December 31, 1998, 1997 and 1996 was $270,000, $272,000 and $267,000, respectively. At
December 31, 1998 the projected minimum rental payments (exclusive of possible rent escalation charges and normal recurring charges for maintenance, insurance and taxes) were as follows for the years ended December 31:

                                                   Amount
                                                (In Thousands)

                              1999                 $  191
                              2000                    166
                              2001                    100
                              2002                     50
                              Thereafter               -
                              Total                $  507

Loan Commitments

      At December 31, 1998, commitments to originate mortgage loans, all of which were at fixed rates, were $40,915,000 with stated rates ranging from 6.125% to 7.25%. At December 31, 1998, deposit account overdraft lines available were $832,000, with stated rates ranging from 10.00% to 12.00% and unused business lines of credit were $16,000, with a stated rate of 15.00%. At December 31, 1998, there were $175,000 of mortgage loans held-for-sale.

Security Purchase Commitments

      At December 31, 1998, there were commitments to purchase $40,000,000 of federal agency securities at par with a three month term to maturity and a stated yield of 4.87%. There was a commitment to purchase $10,000,000 of CMOs at 101.07 of par. This security had a stated rate of 6.00% and a contractual maturity of approximately eight years. The anticipated maturity of this CMO is approximately forty-eight months and the anticipated yield is approximately 5.50%.

Litigation

      The Bank is a defendant in several lawsuits arising out of the normal conduct of business. In the opinion of management and after consultation with legal counsel, the ultimate outcome of these matters is not expected to have a material adverse effect on the Company's results of operations, business operations or the consolidated financial condition of the Company.

NOTE (20)  Pension Plans and Other Postretirement Benefit Plans

      The Bank sponsors a trusteed non-contributory defined benefit pension plan (the "Pension Plan") covering substantially all of its full-time employees. It is the policy of the Bank to fund current and past service pension costs accrued. In addition, the Bank sponsors a pension benefit restoration plan ("Pension Restore Plan") to provide retirement benefits which would have been provided under the Pension Plan except for limitations imposed by Section 415 and 401(a)(17) of the Internal Revenue Code. Payments under the Pension Restore Plan will be paid out of the general assets of the Bank.

      The Bank's life insurance benefit plan provides for continued coverage for retirees with fifteen years of credited service. The coverage at the time of retirement, or age 65, whichever comes first, is reduced by 20% per year over a five year period to a minimum coverage of $5,000, which remains in force until death. The retiree has the option each time the coverage is reduced to convert all or part of the reduction to whole-life coverage at the retiree's cost. In accordance with SFAS No. 106, costs of postretirement benefits are accrued during an employee's active working career.

      In accordance with Statement 132, the following tables set forth the Bank's benefit obligations, fair values of plan assets and funded status recognized in the Company's consolidated financial statements for the Pension Plan and Pension Restore Plan, as combined, and other postretirement benefit plans at December 31:



                                          Pension Benefits    Other Benefits
                                         ------------------ ------------------
                                           1998      1997     1998      1997
                                         --------  -------- --------- --------
                                                    (In Thousands)

Change in benefit obligation
Balance at beginning of year             $ 47,133  $ 41,308  $  1,596 $  1,527
   Service cost                             1,239       998        24       24
   Interest cost                            2,624     2,568        96       96
   Actuarial (gain)/loss                   (1,150)    3,930         -        -
   Benefits paid                           (1,745)   (1,671)      (53)     (51)
                                         --------  -------- --------- --------
Balance at the end of year               $ 48,101  $ 47,133 $   1,663 $  1,596
                                         ========  ======== ========= ========

Change in plan assets
Balance at beginning of year             $ 63,711  $ 52,873 $       - $      -
   Actual return on plan assets,
     net of expenses                        9,020    12,475         -        -
   Employer contribution                       34        34        53       51
   Benefits paid                           (1,745)   (1,671)      (53)     (51)
                                         --------  -------- --------- --------
Balance at end of year                   $ 71,020  $ 63,711 $       - $      -
                                         ========  ======== ========= ========

Funded status                              22,919    16,578    (1,663)  (1,596)
Unrecognized net asset                     (2,885)   (3,340)        -        -
Unrecognized prior service cost             1,428     1,572         -        -
Unrecognized actuarial (gain)/loss)       (17,658)  (12,948)        -        -
                                         --------  -------- --------- --------
Net amount recognized                    $  3,804  $  1,862 $  (1,663)$ (1,596)
Amounts recognized in the statement of
   Financial position consist of:
   Prepaid benefit cost                  $  7,917  $  5,763         -        -
Accrued benefit liability                  (4,113)   (4,036)   (1,663)  (1,596)
Accumulated other comprehensive income          -       135         -        -
                                         --------  -------- --------- --------
Net amount recognized                    $  3,804  $  1,862    (1,663)  (1,596)
                                         ========  ======== ========= ========


     Weighted-average assumptions were as follows as of December 31:


                             Pension Benefits               Other Benefits
                       ----------------------------  -------------------------
                         1998      1997       1996    1998      1997     1996
                       --------   -------    ------  -------   -------  ------

Discount rate           5.75%     5.75%     6.50%     8.00%     8.00%   8.00%

Expected return on      8.00%     8.00%     8.00%       N/A      N/A     N/A
plan assets

Rate of compensation    6.50%     6.50%     6.50%     6.50%     6.50%   6.50%
increase


     The components of net periodic benefit cost were as follows for the years ended December 31:


                                  Pension Benefits         Other Benefits
                              ------------------------ -----------------------
                               1998     1997    1996    1998    1997     1996
                              -------  ------  ------- ------- -------  ------
                                               (In Thousands)

Service cost                  $ 1,239  $  998  $ 1,078    $ 24    $ 24     $24
Interest cost                   2,624   2,568    2,513      96      96      97
Expected return on plan
assets                         (5,032) (4,167)  (3,719)      -       -       -
Amortization of unrecognized
net asset                       (454)   (454)    (454)       -       -       -
Amortization of prior
service cost                      145     145      145       -       -       -
Recognized actuarial
(gain)/loss                     (429)   (228)      253       -       -       -
                              -------  ------  ------- ------- -------  ------
Net periodic benefit cost     $(1,907) $(1,138)$ (184) $   120 $   120  $  121
                              =======  ======  ======= ======= =======  ======


      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations (i.e. the Pension Restore Plan) in excess of plan assets were $4,043,000, $3,544,000 and $0, respectively, as of December 31, 1998, and
$4,728,000, $4,036,000 and $0, respectively, as of December 31, 1997.

Note (21)  Incentive Savings Plan

      The Incentive Savings Plan (the "Savings Plan") is a defined contribution and thrift savings plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. Prior to the suspension of the Savings Plan during 1990, all full-time employees were eligible for voluntary participation after one year of continuous service. The Savings Plan continues to earn income on the Savings Plan's investments. The Bank bears the costs of administering the Savings Plan.

      In connection with the Bank's adoption of an Employee Stock Ownership Plan ("ESOP") during 1990, in order to comply with the limitations set forth by the Internal Revenue Code regarding qualified plans, no further contributions have been made to the Savings Plan. Management has determined to continue the ESOP and that contributions to the Savings Plan will remain suspended indefinitely.

Note (22)  Stock Option Plans

      Effective upon the conversion of the Bank, in 1990, from mutual to stock form of ownership, the Company adopted the Incentive Stock Option Plan (the "Stock Option Plan") and the Option Plan for Outside Directors (the "Directors' Option Plan").

      Stock Option Plan. Pursuant to the Stock Option Plan, 1,430,000 common stock options (which expire ten years from the date of grant, June 27, 1990) were granted to the executive officers and employees of the Company and its subsidiary, the Bank. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to $10.00 per share (the initial public offering price). Options became exercisable on a cumulative basis in equal installments at a rate of 20% per year commencing one year from the date of grant. Simultaneously with the grant of these options, "limited rights" with respect to the shares covered by the options were granted. Limited rights granted are subject to terms and conditions and can be exercised only in the event of a change in control of the Company. Upon exercise of a limited right, the holder shall receive from the Company a cash payment equal to the difference between the exercise price of the option ($10.00) and the fair market value of the underlying shares of common stock. During the years ended December 31, 1998, 1997 and 1996, 98,046, 122,646 and 121,256 options granted under the
Stock Option Plan were exercised, respectively. At December 31, 1998, the remaining 226,094 options granted under the Stock Option Plan were exercisable.

      Directors' Option Plan. Each member of the Board of Directors, who is neither an officer nor an employee of the Company or the Bank, was granted nonstatutory common stock options to purchase 25,000 shares of the common stock. In addition, active Directors Emeritus were each granted nonstatutory common stock options to purchase 10,000 shares of the common stock. In the aggregate, members of the Board of Directors and active Directors Emeritus of the Company were granted options, with limited rights, to purchase 170,000 shares of the common stock of the Company at an exercise price equal to $10.00 per share, the initial public offering price. All options granted, including limited rights attached thereto, under the Directors' Option Plan expire upon the earlier of 10 years following the date of grant or one year following the date the optionee ceases to be a Director. During the years ended December 31, 1998, 1997 and 1996, 106,250, 6,250, and 2,000 options granted under the Directors' Option Plan were exercised. At December 31, 1998, 40,500 options granted under the Directors' Option Plan were exercisable.

      The 1996 Stock Option Plan. The JSB Financial, Inc. 1996 Stock Option Plan (the "1996 Option Plan"), became effective January 1, 1996, subject to stockholder approval, which was obtained on May 14, 1996. The Company reserved 800,000 shares of common stock of the Company for issuance upon the exercise of options. The 1996 Option Plan provides for: (1) the grant of stock options to directors on an annual basis pursuant to a specified formula; (2) the grant of stock options to officers at the discretion of the Employee Benefits Committee of the Bank; (3) if certain events, which are likely to lead to a change in control of the Company or the Bank, should occur, stock options relating to any shares of the Company reserved for issuance that were not previously made subject to options, will be granted to all current directors and officers who were previously granted stock options under the 1996 Option Plan; (4) the grant of limited rights relating to all of the foregoing options, which shall be exercisable only upon a change of control; and (5) the grant of dividend equivalent rights ("DER") relating to all of the foregoing options, which may provide for a cash payment to the optionee upon exercise of the option, based on the difference between the percentage of earnings per share paid by the Company as cash dividends compared to the percentage of earnings per share paid as cash dividends by the twenty-five largest stock owned thrift institutions in the United States, calculated on an annual basis.

      Pursuant to the 1996 Option Plan, each of the Company's Directors, who is neither an officer nor an employee of the Company or the Bank, is granted annually, nonstatutory common stock options to purchase 4,000 shares of the common stock, each active Director Emeritus is granted 2,000 options and individuals who become directors are granted 5,000 options. Options granted under the 1996 Option Plan are granted at an exercise price equal to the market closing price of the Company's common stock on the business day prior to grant. The option period during which an individual granted options may exercise such option will commence six months after the date of grant and will expire no later than ten years from the date of the grant. There were no options exercised from the 1996 Option Plan during 1998. During 1997, 8,000 options granted from the 1996 Option Plan were exercised. At December 31, 1998, all of the 496,000 options outstanding under the 1996 Option Plan were exercisable. Effective January 1, 1999, an additional 154,000 options were granted at an exercise of $54.375 per share.

      The following table presents option transactions summarized for all of the Company's stock option plans for the years ended December 31, 1996, 1997 and 1998.

                                                              Weighted
                                                 Number        Average
                                                   of         Exercise
                                                 Shares        Price
                                                ---------     ----------
Options outstanding at December 31, 1995          727,971       $10.00
1996 Grants                                       165,000        31.63
1996 Forfeitures                                   (4,929)       10.00
1996 Exercises                                   (123,256)       10.00
                                                ---------

Options outstanding at December 31, 1996          764,786        14.67
1997 Grants                                       175,000        38.48
1997 Forfeitures                                       --           --
1997 Exercises                                   (136,896)       11.45

Options outstanding at December 31, 1997          802,890        20.40
1998 Grants                                       164,000        50.06
1998 Forfeitures                                       --           --
1998 Exercises                                   (204,296)       10.00
                                                ---------      --------
Options outstanding at December 31, 1998          762,594       $29.57
                                                =========      =======

Options exercisable at December 31, 1998          762,594       $29.57
                                                =========      =======


         The range of exercise prices on options outstanding were $10.00 to $50.06, $10.00 to $47.88, and $10.00 to $31.63, for the years ended
December 31, 1998, 1997 and 1996, respectively. The weighted average remaining contractual life for all stock options outstanding at December 31, 1998 was 5.4 years.

         In accordance with Statement 123, the Company used the Black-Scholes option-pricing model to determine the fair value of the 1998, 1997 and 1996 option grants, using the following weighted average assumptions:


                                         1998         1997        1996
                                      ----------- ------------ -----------

Dividend yield                            3.07%       3.63%        3.63%
Expected volatility                      20.75       20.93        21.92
Risk-free interest rate                   5.74        6.28         5.44
Expected option lives                      5.7 Years  6 Years      6 Years


      On a pro forma basis, had compensation expense for the Company's 1996 Stock Option Plan been determined based on the fair value at the grant dates for awards made under that plan, in accordance with the expense method of Statement 123, the Company's net income and earnings per share would have been reduced as follows for the years ended December 31:



                                     1998         1997        1996
                                  ----------- ------------ -----------

    Net income (as reported)       $44,388      $37,090     $26,725
    Pro forma net income           $43,378      $36,288      26,188

    Basic EPS (as reported)          $4.53        $3.76       $2.66
    Pro forma Basic EPS              $4.43        $3.68       $2.60

    Diluted EPS (as reported)        $4.41        $3.64       $2.56
    Pro forma Diluted EPS            $4.31        $3.56       $2.51


      The pro forma results presented above may not be representative of the effects reported in pro forma net income for future years, because Statement 123 was not applied to all outstanding, non-vested awards, as Statement 123 does not apply to awards prior to January 1, 1996.

      The Company modified the 1996 Stock Option Plan, as originally adopted, to allow for the cash payment for the DER to option holders; rather than have the DER reduce the exercise price of the option. This change separated the cost of the DER from the cost of the option, and is expected to result in less expense volatility. The Company recognized $270,000, $73,000 and $99,000 of expense related to the DER for the years ended December 31, 1998, 1997 and 1996, respectively. For 1996 the Company recognized $330,000 in expense for the difference in market closing price between the option grant date and date of stockholder approval.

Note (23)  Stock Plans

      Employee Stock Ownership Plan. Since 1990 the Bank has maintained an ESOP. For 1996, 1997 and 1998, the Board of Directors authorized contributions to the ESOP, to purchase shares, based on approximately 6.0% of employees' base salary.

      ESOP benefits generally become 20% vested after each year of credited service, becoming 100% vested after five years of service with the Bank. Forfeited shares are reallocated among participating employees in the same proportion as contributions. Benefits are payable upon death, retirement, early retirement, disability or separation from service and may be payable in cash or stock. The Bank recorded a net expense of $574,000, $566,000 and $550,000 related to the ESOP for the years ended December 31, 1998, 1997 and 1996, respectively. There were eight and three unallocated shares in the ESOP Plan at December 31, 1998 and 1997, respectively, and none at December 31, 1996.

      The trustee for the ESOP must vote all allocated stock held in the ESOP trust in accordance with the instructions of the participants. Common stock allocated to participants was 12,451, 15,342 and 17,633 for the years ended December 31, 1998, 1997 and 1996, respectively. The Bank bears the cost of administering the ESOP.

      Directors' Stock Program. To further align the outside Directors' interest with those of the Company's stockholders, on December 9, 1997, the Board of Directors of the Company authorized the issuance of up to 20,000 shares of the Company's common stock to the Company's non-employee directors, pursuant to the Jamaica Savings Bank FSB Directors' Stock Program (the "Directors' Stock Program"). Pursuant to the Directors' Stock Program, each year, non-employee Directors of the Bank will receive shares of the Company's common stock having a fair market value equal to approximately one-third of the annual directorship fees during such year. The stock will be issued in lieu of a cash payment of such fees. Shares distributed thereunder will be from the Company's treasury stock. The operation of the Directors' Stock Program is automatic, with the determination of the appropriate number of shares to be issued to each director based on the fair market value of the common stock at the close of business prior to the date of issuance. Directors do not have the option to receive cash rather than stock in payment of the portion of their fees subject to the Directors' Stock Program. During 1998, the Company issued 1,800 shares pursuant to this program.

Note (24)  Benefit Restoration Plan

      The Bank maintains a non-qualified Benefit Restoration Plan (the "Restore Plan"), to compensate participants in the Bank's benefit plans that are limited by Section 415 of the Internal Revenue Code. With certain exceptions, the Restore Plan is unfunded. However, in connection with the ESOP, which entitles participants to shares of the Company's common stock and the Savings Plan, which entitles participants to direct amounts, if any, invested in the Company's stock, the Bank established a trust. The purpose of this trust is to purchase, on an ongoing basis, shares of the Company's common stock to which participants of the Restore Plan are entitled. By establishing this trust, the Bank fixed the amount of cash expended for benefits payable in shares of common stock of the Company or its equivalent cash value at the time of payout. The shares of common stock held by the trust are reflected as contra-equity and additional paid-in capital on the Consolidated Statements of Financial Condition of the Company. At December 31, 1998 and 1997, the trust held 193,723 and 188,323 shares of common stock, respectively, at an aggregate cost of $4,477,000 and $4,199,000, respectively. The expense recognized for the Restore Plan in connection with the ESOP for 1998, 1997 and 1996 was $7,000, $113,000 and $105,000, respectively.

Note (25)  Fair Value of Financial Instruments

      SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" ("Statement 107") defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Statement 107 provides limited guidance for calculating fair value estimates when quoted prices are not available, therefore the Company has disclosed the valuation approach and the material assumptions which have been made. The relevance and reliability of the estimates of fair values presented are limited, given the dynamic nature of market conditions, including changes in interest rates, the real estate market, existing borrowers' financial condition and numerous other factors over time.

      The following methods and assumptions were utilized by management to estimate the fair value of each class of financial instruments at December 31, 1 98 and 1997:

      Cash and cash equivalents, interest due and accrued: The carrying values approximate fair value because of the short-term nature of these instruments.

      Securities available-for-sale, securities held-to-maturity and other investments: The estimated fair values are based on quoted market prices at the reporting date for those or similar investments, except for FHLB-NY stock, which is reflected at cost.

      Mortgage and other loans: For certain homogeneous categories of loans, such as some residential mortgages and student loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. In addition, it is assumed that one-to four-family fixed rate mortgage loans are FNMA qualifying, and could therefore be packaged into a MBS. The estimated fair value for the remainder of the mortgage and other loan portfolios was computed by discounting the contractual future cash flows at rates offered by the Bank, which approximate market rates, at December 31, 1998 and 1997 on loans with terms similar to the remaining term to maturity and to borrowers with similar credit quality. The estimated fair value of non-performing loans, if material, are calculated on an individual basis, applying a discount commensurate with the credit risk.

      Techniques for estimating fair value are extremely sensitive to the assumptions and estimates used. While management has attempted to use assumptions and estimates which it believes are most reflective of the loan portfolio and the current market, a greater degree of subjectivity is inherent in these values than those determined in formal trading marketplaces. As such, readers are cautioned in using this information for purposes of evaluating the financial condition and/or value of the Company in and of itself or in comparison with any other company.

      Deposits: All deposits, except certificates, are subject to rate changes at any time, and therefore are considered to be carried at fair value. The estimates of fair value for certificates reflect the present value of the contractual future cash flow for each certificate. The present value rates utilized were the rates offered by the Bank (which approximate market rates) at December 31, 1998 and 1997, respectively, on a certificate with an initial term to maturity equal to the remaining term to maturity of the existing certificates.

      FHLB-NY Advances: Fair value estimates are based on discounted contractual cash flows using rates which approximate the rates offered for borrowings of similar remaining maturities.

      Commitments: Commitments to originate loans and purchase securities are derived by applying the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, estimated fair value also considers the difference between interest rates on the reporting date and the committed rates. The estimated fair value of lines of credit is based on the fees charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates. The commitments existing at December 31, 1998 and 1997, would have been offered at substantially the same rates and under substantially the same terms that would have been offered at December 31, 1998 and 1997 to the counterparties; therefore the estimated fair value of the commitments was zero at those dates.

      The following table presents carrying values and estimated fair values of financial instruments at December 31:

                                              1998                     1997
                                     ------------------------    --------------------------
                                                                     Estimated
                                       Carrying     Estimated        Carrying      Fair
                                        Value      Fair Value          Value       Value
                                     -----------  -----------    ------------ -------------
                                                      (In Thousands)
Financial assets
   Cash and cash equivalents         $ 112,849     $ 112,849       $   74,924    $  74,924
   Securities available-for-sale        83,592        83,592           62,243       62,243
   Securities
held-to-maturity                       208,457       208,906          352,967      353,996
   Other investments                     8,922         8,922            7,645        7,645
   Mortgage loans, gross             1,155,358     1,197,873          979,810    1,031,586
   Other loans, gross                   22,927        22,915           29,148       29,256
   Interest due and accrued              8,773         8,773            9,278        9,278

Financial liabilities
   Deposits                        $ 1,124,166   $ 1,126,151      $ 1,121,203  $ 1,121,903
   FHLB-NY advances                     50,000        50,249                -            -


NOTE (26)  Regulatory Capital

      The Bank is subject to various regulatory capital requirements established by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. (See also Note 18.)

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios. The most recent notification from the Office of Thrift Supervision ("OTS"), as of March 31, 1998, categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's "well capitalized" status. The following table sets forth the required ratios and amounts and the Bank's actual capital ratios and amounts at December 31:


                                                                                     To be Well
                                                                                     Capitalized
                                                                                    Under Prompt
                                                                  For Capital        Corrective
                                                                   Adequacy        Action Provisions
                                                   Actual           Purposes
                                               ----------------- ----------------- ------------------
                                                Amount   Ratio    Amount   Ratio    Amount    Ratio
                                               -------- -------- -------- -------- --------- --------
                                                                 (Dollars in Thousands)
1998
  Total risk-based capital (to risk
   weighted assets)                           $ 302,663  98,362   122,953   24.62%  $  8.00%  $ 10.00%
  Tangible capital (to tangible
   assets)                                      276,364   18.25    22,717    1.50      N/A      N/A
  Tier I leverage (core) capital
   (to adjusted tangible assets)                276,364   18.25    45,434    3.00    75,723      5.00

1997
  Total risk-based capital (to risk
   weighted assets)                           $ 224,444   21.66%   82,889    8.00%  103,612     10.00%
  Tangible capital (to tangible
   assets)                                      229,168   16.35    21,020    1.50      N/A       N/A
  Tier I leverage (core) capital
    (to adjusted tangible assets)               229,168   16.35    42,040    3.00    51,806      5.00


      The OTS regulatory capital requirements incorporate an interest rate risk ("IRR") component. Savings institutions with "above normal" IRR exposure are subject to a deduction from regulatory capital for purposes of calculating their risk-based capital requirements. Implementation of the IRR component has been delayed by the OTS.

      OTS regulations generally require that institutions deduct from capital their investment in and advances to subsidiaries engaged, as principal, in activities not permissible for national banks, such as real estate development. OTS regulations also require that all equity and direct investments including all loans and advances in which a legally binding commitment existed at April 12, 1989 be deducted from capital for the purposes of computing regulatory capital ratios. As a result of this regulation, the Bank excluded from its regulatory capital $4,588,000 and $6,827,000 at December 31, 1998 and 1997, respectively.

      Distributions charged against an institution's capital accounts, such as, the upstreaming of funds to holding companies are subject to certain limitations under OTS regulations. An institution, such as the Bank, which meets its fully phased-in capital requirements is able to pay dividends to the Company, upon 30 days notice to the OTS, in an amount that would reduce its surplus capital ratio by one-half at the beginning of the year, plus all of its net income determined on the basis of generally accepted accounting principles for that calendar year. The institution must continue to meet all fully phased-in capital requirements after the proposed capital distribution.

Note (27)  Parent Only Financial Information

      The following condensed statements of financial condition at December 31, 1998 and 1997 and the condensed statements of operations and cash flows for the years ended December 31, 1998, 1997 and 1996, for JSB Financial, Inc. (parent company-only) present the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.


                  Condensed Statements of Financial Condition
                          December 31, 1998 and 1997
                                (In Thousands)


                                                      1998        1997
                                                   ----------  -----------
ASSETS
Cash and cash equivalents                          $   21,102  $    17,164
Securities held-to-maturity, net (estimated            40,000       70,000
   fair value of $39,995 and
   $70,000, respectively)
Mortgage loans, net                                        --       15,195
Other assets, net                                         410          726
Investment in subsidiary                              321,155      264,464
                                                   ----------  -----------
      Total Assets                                 $  382,667  $   367,549
                                                   ==========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities, net                                   $       30  $        35
Stockholders' equity                                  382,637      367,514
                                                   ----------  -----------
      Total Liabilities and Stockholders' Equity   $  382,667  $   367,549
                                                   ==========  ===========


                      Condensed Statements of Operations
                       For the Years Ended December 31,
                                (In Thousands)



                                               1998        1997        1996
                                             ---------   ---------   ---------
Dividends from subsidiary                    $      --   $     --    $  20,000
Interest income                                  4,596       6,080       6,589
Other income                                     1,087          13          18
                                             ---------   ---------   ---------

      Total income                               5,683       6,093      26,607
                                             ---------   ---------   ---------
Expenses                                           661         531         451
                                             ---------   ---------   ---------
Income Before Income Taxes and Equity
   in
   Undistributed Earnings of the Bank            5,022       5,562      26,156
Provision for Income Taxes                       1,542       1,781       2,100
                                             ---------   ---------   ---------
Income Before Equity in Undistributed
   Earnings of the
   Bank                                          3,480       3,781      24,056
Equity in Undistributed Earnings of the
   Bank, Net of
   Provision for Income Taxes                   40,908      33,309       2,669
                                             ---------   ---------   ---------
      Net Income                             $  44,388   $  37,090   $  26,725
                                             =========   =========   =========



                     Condensed Statements of Cash Flows
                      For the Years Ended December 31,
                               (In Thousands)


                                                  1998        1997        1996
                                             ---------   ---------   ---------
Cash flows from operating activities:
Net income                                   $  44,388   $  37,090   $  26,725
Adjustments to reconcile net income to cash
 provided by operating activities:
Equity in undistributed earnings of the Bank   (40,908)    (33,309)     (2,669)
Decrease (increase) in other assets                316         (11)        697
Other                                               88          (2)         --
                                             ---------   ---------   ---------
  Net cash provided by operating activities      3,884       3,768      24,753
                                             ---------   ---------   ---------

Cash flows from investing activities:
Purchases of securities held-to-maturity      (205,000)   (260,000)  $(205,021)
Proceeds from maturities of securities
   held-to-maturity                            235,000     270,000   $ 215,000
Principal payments on mortgage loans            15,195          44   $      40
Accretion of discount in excess of
   amortization of premium on debt securities       --           7   $      14
                                             ---------   ---------   ---------
      Net cash provided by investing
activities                                      45,195      10,051   $  10,033
                                             ---------   ---------   ---------
Cash flows from financing activities:
Cash dividends paid to common
stockholders                                   (15,716)    (13,805)  $ (12,090)
Payments to repurchase common stock            (31,466)         --   $ (27,650)
Proceeds upon exercise of common stock
options                                          2,041       1,568   $   1,233
                                             ---------   ---------   ---------
      Net cash used by financing activities    (45,141)    (12,237)  $ (38,507)
                                             ---------   ---------   ---------

Net increase (decrease) in cash and
cash equivalents                                 3,938       1,582   $  19,303
Cash and cash equivalents at beginning
of year                                         17,164      15,582   $  (3,721)
                                             ---------   ---------   ---------
Cash and cash equivalents at end of year      $ 21,102   $  17,164   $  15,582
                                             =========   =========   =========